Filed Pursuant to Rule 433

Registration No. 333-249838

Issuer Free Writing Prospectus dated October 18, 2021

Relating to Preliminary Prospectus Supplement dated October 18, 2021

PRICING TERM SHEET

DATED OCTOBER 18, 2021

$1,000,000,000 2.703% SENIOR NOTES DUE 2032

$500,000,000 3.366% SENIOR NOTES DUE 2041

$500,000,000 3.477% SENIOR NOTES DUE 2051

The information in this pricing term sheet supplements Micron Technology, Inc.’s (“Micron”) preliminary prospectus supplement, dated October 18, 2021 (the “Preliminary Prospectus Supplement”), and supplements and supersedes the information in the Preliminary Prospectus Supplement to the extent supplementary to or inconsistent with the information in the Preliminary Prospectus Supplement.  Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

2.703% Senior Notes due 2032

Issuer:	Micron Technology, Inc. (Nasdaq: MU)

Securities:	2.703% Senior Notes due 2032 (the “green bonds”)

Principal Amount:	$1,000,000,000

Maturity Date:	April 15, 2032

Interest Rate:	2.703% per year

Interest Payment Dates:	April 15 and October 15, beginning April 15, 2022, accruing from November 1, 2021

Record Dates:	April 1 and October 1

Price to Public:	100.000% of the principal amount

Underwriting Discount:	0.400% per note

Benchmark Treasury:	UST 1.250% due August 15, 2031

Benchmark Treasury Price / Yield:	96-31+ / 1.583%

Spread to Benchmark Treasury:	+112 basis points

Yield to Maturity:	2.703%

CUSIP Number:	595112 BS1

ISIN Number:	US595112BS19

Redemption at Micron’s Option:

Micron may redeem the green bonds, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the green bonds to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the green bonds matured on the Par Call Date for the green bonds (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 20 basis points, plus, in each case, accrued and unpaid interest, if any, on the amount being redeemed to, but excluding, the date of redemption. Micron may redeem any green bonds on or after the Par Call Date for the green bonds at a redemption price equal to 100% of the principal amount of the green bonds redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. The “Par Call Date” for the green bonds means January 15, 2032 (three months prior to the maturity date).

Joint Book-Running Managers:	Barclays Capital Inc. Credit Agricole Securities (USA) Inc. Mizuho Securities USA LLC Wells Fargo Securities, LLC HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC

ANZ Securities, Inc. BNP Paribas Securities Corp. BofA Securities, Inc. Goldman Sachs & Co. LLC RBC Capital Markets, LLC

Co-Managers:

Academy Securities, Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

ICBC Standard Bank Plc

J.P. Morgan Securities LLC

MUFG Securities Americas Inc.

R. Seelaus & Co., LLC

Samuel A. Ramirez & Company, Inc.

Scotia Capital (USA) Inc.

Siebert Williams Shank & Co., LLC

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

3.366% Senior Notes due 2041

Issuer:	Micron Technology, Inc. (Nasdaq: MU)

Securities:	3.366% Senior Notes due 2041 (the “2041 notes”)

Principal Amount:	$500,000,000

Maturity Date:	November 1, 2041

Interest Rate:	3.366% per year

Interest Payment Dates:	May 1 and November 1, beginning May 1, 2022, accruing from November 1, 2021

Record Dates:	April 15 and October 15

Price to Public:	100.000% of the principal amount

Underwriting Discount:	0.550% per note

Benchmark Treasury:	UST 1.750% due August 15, 2041

Benchmark Treasury Price / Yield:	95-31+ / 1.996%

Spread to Benchmark Treasury:	+137 basis points

Yield to Maturity:	3.366%

CUSIP Number:	595112 BT9

ISIN Number:	US595112BT91

Redemption at Micron’s Option:	Micron may redeem the 2041 notes, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2041 notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the 2041 notes matured on the Par Call Date for the 2041 notes (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 25 basis points, plus, in each case, accrued and unpaid interest, if any, on the amount being redeemed to, but excluding, the date of redemption. Micron may redeem any 2041 notes on or after the Par Call Date for the 2041 notes at a redemption price equal to 100% of the principal amount of the 2041 notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. The “Par Call Date” for the 2041 notes means May 1, 2041 (six months prior to the maturity date).

Joint Book-Running Managers:	Barclays Capital Inc. Mizuho Securities USA LLC Wells Fargo Securities, LLC HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC

ANZ Securities, Inc. BNP Paribas Securities Corp. BofA Securities, Inc. Goldman Sachs & Co. LLC RBC Capital Markets, LLC

Co-Managers:

Academy Securities, Inc.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

ICBC Standard Bank Plc

J.P. Morgan Securities LLC

MUFG Securities Americas Inc.

R. Seelaus & Co., LLC

Samuel A. Ramirez & Company, Inc.

Scotia Capital (USA) Inc.

Siebert Williams Shank & Co., LLC

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

3.477% Senior Notes due 2051

Issuer:	Micron Technology, Inc. (Nasdaq: MU)

Securities:	3.477% Senior Notes due 2051 (the “2051 notes” and, together with the green bonds and the 2041 notes, the “notes”)

Principal Amount:	$500,000,000

Maturity Date:	November 1, 2051

Interest Rate:	3.477% per year

Interest Payment Dates:	May 1 and November 1, beginning May 1, 2022, accruing from November 1, 2021

Record Dates:	April 15 and October 15

Price to Public:	100.000% of the principal amount

Underwriting Discount:	0.700% per note

Benchmark Treasury:	UST 2.375% due May 15, 2051

Benchmark Treasury Price / Yield:	108-05+ / 2.007%

Spread to Benchmark Treasury:	+147 basis points

Yield to Maturity:	3.477%

CUSIP Number:	595112 BU6

ISIN Number:	US595112BU64

Redemption at Micron’s Option:

Micron may redeem the 2051 notes, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2051 notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the 2051 notes matured on the Par Call Date for the 2051 notes (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 25 basis points, plus, in each case, accrued and unpaid interest, if any, on the amount being redeemed to, but excluding, the date of redemption. Micron may redeem any 2051 notes on or after the Par Call Date for the 2051 notes at a redemption price equal to 100% of the principal amount of the 2051 notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. The “Par Call Date” for the 2051 notes means May 1, 2051 (six months prior to the maturity date).

Joint Book-Running Managers:	Barclays Capital Inc. Mizuho Securities USA LLC Wells Fargo Securities, LLC HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC

ANZ Securities, Inc. BNP Paribas Securities Corp. BofA Securities, Inc. Goldman Sachs & Co. LLC RBC Capital Markets, LLC

Co-Managers:

Academy Securities, Inc.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

ICBC Standard Bank Plc

J.P. Morgan Securities LLC

MUFG Securities Americas Inc.

R. Seelaus & Co., LLC

Samuel A. Ramirez & Company, Inc.

Scotia Capital (USA) Inc.

Siebert Williams Shank & Co., LLC

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

All Notes

Pricing Date:	October 18, 2021

Closing Date:*	November 1, 2021 (T+10)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Net Proceeds:

Micron estimates that the net proceeds from the sale of the 2041 notes and the 2051 notes, after deducting underwriter discounts and other estimated offering expenses, will be approximately $992 million.

Micron estimates that the net proceeds from the sale of the green bonds, after deducting underwriter discounts and other estimated offering expenses, will be approximately $994 million.

Ratings:**	Baa3 (Stable) (Moody’s Investors Service, Inc.) BBB- (Positive) (Fitch Ratings Inc.) BBB- (Positive) (S&P Global Ratings)

* It is expected that delivery of the notes will be made against payment therefor on or about November 1, 2021, which will be the tenth business day following the date of pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to the date that is two business days before delivery will be required, by virtue of the fact that the notes initially will settle in ten business days (T+10), to specify alternative settlement arrangements to prevent a failed settlement.

** Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Barclays Capital Inc. at 1-888-603-5847, Credit Agricole Securities (USA) Inc. at 1-866-807-6030, Mizuho Securities USA LLC at 1-866-271-7403 or Wells Fargo Securities, LLC at 1-800-645-3751.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.